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                           [McSHANE GROUP LETTERHEAD]




February 26, 2001

Mr Kennard F. Hill
Chairman of the Board
Condor Technologies, Inc.
170 Jennifer Road, Suite 325
Annapolis, MD 21401


Dear Ken:


Tom McShane and I appreciate the time that you spent with us reviewing the current situation at Condor Technologies, Inc. (herein "the Company"). I also appreciate the time Peter Garahan and Bill Newport spent with me on the 22nd of February. We understand and respect the concern that was expressed on behalf of the interests of the stockholders of the Company over the recent financial performance.

We also thank you for the opportunity to propose McShane Group, Inc.'s ("McShane") services to assist the Company at this time. As we discussed, McShane Group has considerable experience in working with financially troubled companies. Accordingly, we are confident in our ability to provide the assistance that the Company requires at this time.

The purpose of this letter is to set forth the terms and to confirm the engagement of McShane Group to provide management and consulting services to the Company.

ENGAGEMENT SCOPE

McShane is being engaged to provide executive leadership to the management of the business affairs of the Company. In addition to the management of the day-to-day business of the Company, McShane will evaluate the overall strengths and weaknesses and the options available to the Company and make recommendations to the Board of Directors. Options to be evaluated will include business turnaround, forbearance arrangements with creditors and the possible sale of the business or liquidation scenarios.

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Our objective is to develop strategies and action plans that address the current problems facing the Company and to assist in the achievement of the highest enterprise value of the Company for the stockholders and other stakeholders.

McShane shall provide as an interim executive manager, Jimmie L. Huitt, Jr. to serve as President and Chief Operating Officer ("COO"). The COO shall be responsible for the overall management of the business affairs of the Company and such other duties as directed by Mr. Hill and the Board of Directors of the Company. The COO shall devote an average of 4 days per week to his duties hereunder .

McShane will additionally provide, to the extent detem1ined necessary by the COO, Mr. Hill and the Board of Directors, management and consulting services by other McShane Group consultants to support the COO in developing and implementing plans for the management of the Company.

It is understood that the COO, as a principal of McShane Group, may, without the prior written consent of the Board of Directors, engage, from time to time, in other business activities of McShane provided that those activities do not interfere with the COO's responsibilities to the Company.

FEE STRUCTURE AND STAFFING

Time Charges: A basic management fee of $2,400 per day will be charged for the interim COO's services to be provided by Jim Huitt. Jim will be assisted by Tom McShane and other McShane Group consultants as needed. Tom's and other consultants' fees will be charged on an hourly basis at rates ranging from $325 to $150 per hour.

Engagement Expenses: Out-of-pocket costs, including travel and lodging will be passed along without mark-up.

Refinancing Success Fee: If, in the course of this engagement McShane Group is asked to obtain senior debt financing, the success fee shall be the greater of $100,000 or 1% of the total senior financing commitment. This fee is contingent upon the transaction being accepted by the Board of Directors and is payable as part of the closing. Any consulting time and expenses involving the time of McShane Group with these efforts will be deducted from the Refinancing Success Fee.

Operations Improvement Success Fee: In addition to time charges the Company agrees to consider paying an operations improvement success fee which is commensurate with the results achieved for the Company. The timing and the amount of the success fee will be determined at the complete discretion of the Board of Directors.

Payment terms: Invoices are prepared on the 15th and last days of each month. Payment is due when submitted. A $50,000 retainer will be required to initiate the engagement


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and invoices will be applied against the retainer. The retainer will be replenished at the end of each moth and held and applied to final engagement invoices. Remaining balances will be promptly refunded.

OTHER MATTERS

The Company or McShane Group may terminate this Agreement with or without cause with thirty days notice.

The Company shall defend and indemnify McShane and its officers, directors, stockholders, employees, and subcontractors from and against any and all claims, liabilities or damages arising as a result of McShane's performance of its duties, including any the Company shareholder actions, hereunder except to the extent the liability or damages are attributable to the gross negligence or willful act or omission of McShane. The Company will reimburse McShane and any other party entitled to be indemnified hereunder for all reasonable and necessary expenses (including reasonable fees of counsel) as they are incurred by McShane or any such other indemnified party in connection with investigating, preparing for or defending any such action or claim. This provision shall survive the termination of this agreement.

We do not anticipate any future issues to arise between us, but it is always prudent to provide an amicable process to resolve any that may occur. Therefore, we mutually agree that we will use all reasonable efforts to resolve amicably any controversy or claim arising out of, or relating to this Agreement. In the event any controversy or claim cannot be resolved by agreement, we mutually agree to arbitration in Baltimore, MD, in accordance with the rules of the American Arbitration Association. If either of us do institute any action or proceeding respecting this Agreement, the prevailing party will be entitled to reasonable fees, costs and expenses of attorneys, accountants and other professionals and consultants.

CONFIDENTIAL INFORMATION

We understand that the Company's customer lists and other technical and business information are confidential. Unless specifically authorized by the Company, both during and after termination of our relationship, we will not use such information for our benefit or the benefit of anyone other than the Company or disclose this information to anyone outside of the Company except for and in the proper course of the Company's business and its efforts to obtain replacement financing. We will always use our best efforts to keep all information confidential.

CONCLUSION

Over the years McShane Group has been highly successful in assisting companies through difficult periods. Our professionals are skilled and experienced businessmen who are prepared to deliver the services the Company requires at this time.


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We trust that the foregoing is satisfactory to you. Please confirm your acceptance by dating and signing the enclosed copy of this letter where indicated, and returning it to us for our files.

We at McShane Group are looking forward to working with you to achieve success on this engagement.

Very truly yours,

/s/ J.L. HUITT

J.L. Huitt, Jr.
Principal

JLH:jm


We hereby engage McShane Group under the terms specified herein

By:      /s/ KENNARD F. HILL                Date:  Feb. 28, 2001

An officer of Condor Technology Solutions, Inc. pursuant to a resolution of the Board of Directors:


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